Exhibit 99.4

NEWS RELEASE

• Dynegy Inc.	• 601 Travis Street	• Suite 1400	• Houston, Texas	• 77002	• www.dynegy.com

FOR IMMEDIATE RELEASE	NR16-16

Dynegy Announces Launch of Tangible Equity Units Offering and

Credit Facility Financing

HOUSTON, TX (June 15, 2016) —Dynegy Inc. (NYSE: DYN) is commencing a public offering of 4,000,000 tangible equity units, with each tangible equity unit having a stated amount of $100.00 and comprised of a prepaid stock purchase contract and a senior amortizing note due July 1, 2019, each issued by Dynegy. In addition to the $400 million offering of tangible equity units, Dynegy is commencing the syndication of an incremental $2 billion term loan B facility and a revolving credit facility of $75 million. Dynegy intends to enter into a $50 million letter of credit facility in connection with the transactions described below. Dynegy will use the net proceeds from the tangible equity units offering, together with the borrowings under the company’s term loan B and revolving credit facilities, the proceeds of ECP’s purchase of $150 million of the company’s common stock to occur concurrently with the closing of the acquisition and cash-on-hand, to fund the consideration for the previously announced acquisition of ownership interests in certain North American power generation assets from International Power, S.A., an indirect subsidiary of ENGIE S.A. and to pay related fees and expenses. The underwriters of the tangible equity units offering will have a 13-day over-allotment option to purchase an additional $60 million of tangible equity units.

Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Mitsubishi UFJ Securities (USA), Inc., BNP Paribas Securities Corp., Credit Agricole Securities (USA) Inc. and SunTrust Robinson Humphrey, Inc. are acting as joint book-running managers for the tangible equity units offering.

The offering of tangible equity units, including the component stock purchase contracts and senior amortizing notes, is being made under an effective shelf registration statement on file with the U.S. Securities and Exchange Commission (the “SEC”). The offering may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement for the offering and the accompanying prospectus may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281. The preliminary prospectus supplement and accompanying prospectus have been filed with the SEC and are available at the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT DYNEGY

We are committed to leadership in the electricity sector. With nearly 26,000 megawatts of power generation capacity and two retail electricity companies, Dynegy is capable of supplying 21 million homes with safe, reliable and economic energy. Homefield Energy and Dynegy Energy Services are retail electricity providers serving businesses and residents in Illinois, Ohio, and Pennsylvania.

FORWARD-LOOKING STATEMENTS

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the anticipated timing and funding of, and ability to close, the acquisition; expected capitalization and funding at the closing of the acquisition; expected synergies and anticipated future financial operating performance; and statements concerning the incorporation of the new assets. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the SEC. In addition to the risks and uncertainties set forth in Dynegy’s SEC filings, the forward-looking statements described in this press release could be affected by, among other things, (i) Dynegy may be unable to obtain regulatory approvals required for the acquisition or required regulatory approvals may delay the acquisition or result in the imposition of conditions that could have a material adverse effect on Dynegy or cause Dynegy to abandon the acquisition; (ii) conditions to the closing of the acquisition and the related financings may not be satisfied; (iii) Dynegy may be unable to achieve expected synergies or it may take longer than expected to achieve such synergies; (iv) the acquisition may involve unexpected costs or unexpected liabilities; (v) the industry may be subject to future regulatory or legislative actions, including environmental, that could adversely affect Dynegy; and (vi) Dynegy may be adversely affected by other economic, business, and/or competitive factors. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

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Dynegy Inc. Contacts:

Media: Micah Hirschfield, 713.767.5800; Analysts: 713.507.6466